UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2015

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (262) 293-1500

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On June 19, 2015, Actuant Corporation (the “Company”) made an offer to purchase (the “Excess Proceeds Offer”) for cash up to $165,000,000 (the “Offer Amount”) of its 5.625% Senior Secured Notes due 2022 (the “Notes”) at a purchase price of 100% of the aggregate principal amount thereof. Holders who validly tender their Notes will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the purchase date.

The Excess Proceeds Offer is being made pursuant to requirements of the indenture governing the Notes, which requires the Company, subject to certain conditions, to make an offer to purchase the Notes with certain excess proceeds of assets sales. The Excess Proceeds Offer will expire at 5:00 p.m., New York City time, on July 20, 2015, unless extended by Actuant as provided in the offer to purchase. If Notes having an aggregate principal amount less than or equal to the Offer Amount are duly tendered and not withdrawn pursuant to this Offer, the Company shall purchase all such Notes. If Notes having an aggregate principal amount in excess of the Offer Amount are tendered and not withdrawn pursuant to the Excess Proceeds Offer, the Company will purchase Notes having an aggregate principal amount equal to the Offer Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased).

The Excess Proceeds Offer is being made pursuant to an Offer to Purchase, dated June 19, 2015, and related documents (collectively, the “Offer Documents”), which set forth the complete terms and conditions of the Excess Proceeds Offer. The Excess Proceeds Offer is made only by and pursuant to the terms set forth in the Offer Documents, and the information herein is qualified by reference to those documents. Subject to applicable law and the terms of the indenture, the Company may amend, extend or terminate the Excess Proceeds Offer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: June 19, 2015
/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer